Exhibit 99.1

 Marijuana Company Kaya Holdings 10-Q Details; Increase in Institutional Financing Agreement to $6.3M, Targets Property Purchase for Cannabis Production Facility

FORT LAUDERDALE, FL., August 22, 2017 -- Kaya Holdings, Inc. (OTCQB: KAYS), filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 yesterday afternoon, which confirmed KAYS’ continued growth and detailed an agreement for an increase in funding with the Cayman Venture Capital Fund, which will be used for KAY’s purchase of property to build a Cannabis Production Facility in central Oregon.

“KAYS is pleased to confirm the filing of our 10Q for the period ending June 30, 2017. We are very excited by the growth components that we have developed over the quarter. We are looking forward to completing a targeted property purchase, on which we plan to relocate our grow and establish a state-of-the-art medical and recreational cannabis manufacturing facility”, stated Kaya Holdings CEO Craig Frank. “Additionally, we secured additional financing to support the launch of Kaya Shack™ delivery services.”

“Difficulty in transitioning our Portland store from an OHA to an OLCC license resulted in a decline in sales for Q2, year over year, of approximately $50,000, however our cash and other assets have increased by nearly $1mm for the same period. As of June, our monthly numbers are on pace to exceed last year’s average monthly revenues by 20%, on an annualized basis. We now have 3 OLCC Licensed Kaya Shack™ marijuana retail outlets, with the 4th location expected to open in Q-3”, continued Frank. “With our growth plan in place, including introducing home delivery service and relocating and expanding our grow and production facility, the Company is taking steps to broaden its market and increase revenues, while lowering costs through more in-house production.”

The Company expects to release full details of the property purchase within the next 2 weeks.

About Kaya Holdings, Inc. (KAYS)

Kaya Holdings, Inc. (OTCQB: KAYS) owns and operates Kaya Shack™ legal marijuana dispensaries in Oregon as well as grow and manufacturing operations, which produce, distribute and/or sell premium legal cannabis products under the Company’s own brands, including flower, concentrates, and cannabis-infused baked goods and candies.  KAYS is the first publicly-traded U.S. company to own and operate legal marijuana dispensaries and a vertically integrated legal cannabis grow and manufacturing operation.

Important Disclosure

KAYS is planning execution of its stated business objectives in accordance with current understanding of State and Local Laws and Federal Enforcement Policies and Priorities as it relates to Marijuana (as outlined in the Justice Department's Cole Memo dated August 29, 2013), and plan to proceed cautiously with respect to legal and compliance issues. Potential investors and shareholders are cautioned that the Company will obtain advice of counsel prior to actualizing any portion of its business plan (including but not limited to license applications for the cultivation, distribution or sale of marijuana products, engaging in said activities or acquiring existing cannabis production/sales operations). Advice of counsel with regard to specific activities of KAYS, Federal, State or Local legal action or changes in Federal Government Policy and/or State and Local Laws may adversely affect business operations and shareholder value.

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of KAYS’ current and future products and services in the marketplace, the ability of KAYS to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in KAYS’ periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, KAYS undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more information please review our periodic and current filings available at www.sec.gov, email info@kayaholdings.com, call 561-210-5784 or visit www.kayaholdings.com to sign up for investor updates.